Pricing Sheet dated November 23, 2010 relating to

Preliminary Pricing Supplement No. 2010-MTNDD0680 dated November 16, 2010 and

Offering Summary No. 2010-MTNDD0680 dated November 16, 2010

Registration Statement Nos. 333-157386 and 333-157386-01

Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in U.S Equities

Index LASERSSM Based on the Value of the Russell 2000® Index due November 26, 2013

F I N A L T E R M S – NOVEMBER 23, 2 0 1 0
Issuer:	Citigroup Funding Inc.
Guarantee:	Any payments due on the Index LASERSSM are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the return of the stated principal amount of your investment at maturity is not guaranteed, you may receive a payment at maturity with a value less than the amount you initially invest.
Aggregate principal amount:	$4,170,000
Stated principal amount:	$10 per Index LASERSSM
Issue price:	$10 per Index LASERSSM (see “Underwriting fee and issue price” below)
Pricing date:	November 23, 2010
Original issue date:	November 29, 2010
Valuation date:	November 21, 2013, subject to adjustment for non-index business days and certain market disruption events
Maturity date:	November 26, 2013
Underlying index:	Russell 2000® Index
Payment at maturity:	The payment at maturity per $10 Index LASERSSM will equal: $10 + index return amount. This amount could be more than, less than or equal to the stated principal amount of $10 and could be zero. There is no minimum payment at maturity on the Index LASERSSM
Index return amount:

If the value of the underlying index is greater than 75% of the initial index value at all times from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

•   $10 x (the greater of (x) the index percent change and (y) the fixed percentage)

If the value of the underlying index is less than or equal to 75% of the initial index value at any time from but excluding the pricing date to and including the valuation date (whether intra-day or at the close of trading on any index business day), the index return amount will equal:

•   $10 x the index percent change (which could be negative)

In this case, for each $10 Index LASERSSM you hold at maturity you may receive less than $10 and you may receive zero. There is no minimum payment at maturity on the LASERS SM .

Fixed percentage:	28% (9.33% per annum on a simple interest basis)
Index percent change:	(final index value – initial index value) / initial index value
Initial index value:	719.93, the closing value of the underlying index on the pricing date
Final index value:	The closing value of the underlying index on the valuation date
CUSIP:	17316G 628
ISIN:	US17316G6281
Listing:	The Index LASERSSM will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest.”

Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Index LASERSSM	$10.0000	$0.3000	$9.7000
Total	$4,170,000	$125,100	$4,044,900

(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by that investor. The lowest price payable by an investor is $9.9000 per Index LASERSSM.

(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.3000 for each Index LASERSSM they sell. See “Fees and selling concessions” on page 5. This selling concession may be reduced for volume purchase discounts depending on the aggregate amount of Index LASERSSM purchased by an investor.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE OFFERING SUMMARY AND RELATED PRICING SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary, filed on November 17, 2010:

http://www.sec.gov/Archives/edgar/data/1318281/000119312510262265/dfwp.htm

Preliminary Pricing Supplement, Subject to Completion, filed on November 16, 2010:

http://www.sec.gov/Archives/edgar/data/831001/000119312510261920/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE INDEX LASERSSM ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a prospectus and related prospectus supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and related prospectus supplement in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and related prospectus supplement by calling toll-free 1-877-858-5407.